Exhibit 99.1

Contact: Ed Dickinson Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Fourth Quarter and Full-Year 2012 Results
Company Adds Valent Aerostructures into Guidance for 2013

ST. LOUIS, March 12, 2013 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced its financial results for the fourth quarter and the twelve months ended December 31, 2012.

2012 Highlights

•	Sales of $278.6 million for 2012, a historical high for the company, up 9.7 percent from 2011 and sales of $71.9 million for the fourth quarter of 2012, up 10.6 percent from the fourth quarter of 2011

•	Diluted earnings per share for the fourth quarter of $0.38, excluding acquisition costs and the write off of deferred financing costs

•	Completed the acquisition of Valent Aerostructures, LLC (“Valent”) and in connection therewith, refinanced the company’s debt

•	Guidance for 2013 has been updated to include Valent

•	Firm backlog at December 31, 2012, was a record $371.4 million

•	Adjusted EBITDA was $40.9 million for 2012

Fourth Quarter Results

Net sales for the fourth quarter of 2012 increased 10.6 percent to $71.9 million, compared to $65.0 million in the fourth quarter of 2011.  Net income for the fourth quarter of 2012 was $1.0 million, or $0.08 per diluted share, compared to $4.1 million, or $0.35 per diluted share, in the fourth quarter of 2011.  Fourth quarter 2012 results include a pre-tax charge of $4.8 million of acquisition costs and of $0.6 million for the write off of deferred financing fees.  Excluding these charges, net of a 35.0 percent tax rate, earnings per diluted share would have been $0.38.  The operations of Valent, included for only three days after the closing on December 28, 2012, had no material impact upon sales and earnings for the fourth quarter of 2012 or for the full-year 2012.

For the full-year 2012, net sales were $278.6 million versus $254.0 million in the prior year.  Net income was $16.5 million, or $1.39 per diluted share, in 2012 compared to $16.4 million, or $1.40 per diluted share, in 2011.  Full-year 2012 results include a pre-tax charge of $5.4 million of acquisition costs and of $0.6 million for the write off of deferred financing fees.  Excluding these charges, net of a 35.0 percent tax rate, net income for 2012 would be $20.4 million or $1.73 per diluted share.

“LMI entered 2012 with growing demand for its Aerostructures products and Engineering Services.  LMI benefited from increased production rates and new awards on Boeing and Gulfstream models, as well as Engineering Services awards on the Learjet 85, the Boeing 787 and the Boeing KC-46 tanker,” said Ronald S. Saks, Chief Executive Officer of LMI.  “A large design build contract for the Embraer KC-390 also enabled us to refine our program management process and improve our design build infrastructure.  Our revenue growth accelerated and significant hiring was done through most of 2012.

“As our financial condition continued to strengthen, we sought to acquire meaningful machining capabilities to enhance our complex assembly offerings and to supplement Engineering Services with aftermarket business.  To that end, we acquired TASS in August 2012 and Valent in December 2012, transforming LMI into a supplier offering unique engineering services and structural aerospace products and services.  We believe these customer awards were tangible evidence of the reputation LMI has developed in the aerospace market and that LMI is distinguishing itself as a company that provides a wide range of products and services that our customers need and want.

“In 2012 we worked through an unusual number of difficult programs, almost all of which were caused by inaccurate tooling or engineering provided by our customers.  By the end of 2012, we converted these difficult programs from problems to successes and cemented relationships with key customers.  As a result, opportunities for new, more complex work continue to grow in the structural products area, with several projects expected to begin in 2013.  Combined now with Valent, those opportunities are larger and more complex and will test our ability to execute them.  We are optimistic that wins on successful airplane models will diversify our product offerings and provide the basis for continued growth in future years.

“Our revenue guidance for 2013, excluding Valent, reflects a reduction in Engineering Services revenue and an increase in legacy Aerostructures sales with a net reduction in sales of $2.0 million.  A combination of sequestration uncertainty, a customer negotiation with its union in our largest Engineering Services market and near term completion of design work on several large engineering projects in the first six months of 2013 all have combined to suggest that Engineering Services revenue in the first six months of 2013 will be substantially below previously anticipated levels.  We expect, however, that large orders received in the last two months from Aerostructures customers should offset our estimated reduction in Engineering Services revenue and some new awards are enabling us to use engineers in our Aerostructures plants.  Additionally, both legacy Aerostructures and Valent have some capacity for more projects, and we believe those opportunities should help mitigate against any further unexpected short fall at Engineering Services.  As a result, we remain optimistic that profitable growth should continue in 2013.”

Aerostructures Segment

Net Sales	Q4 2012	% of Total	Q4 2011	% of Total
	($ in millions)
Large commercial aircraft	$20.3	44.4%	$18.2	41.6%
Corporate and regional aircraft	14.0	30.6%	14.8	33.8%
Military	9.5	20.8%	8.4	19.2%
Other	1.9	4.2%	2.4	5.4%
Total	$45.7	100.0%	$43.8	100.0%

Increased demand for Boeing 737 wing modification kits and growth on the Boeing 777 platform contributed to the 11.5 percent increase in net sales of large commercial aircraft products.  Corporate and regional aircraft revenues were lower as the fourth quarter of the prior year included revenue from tooling on the Mitsubishi Regional Jet program, which did not recur, partially offset by increases in deliveries for the Gulfstream G650 and G280 models.  Military products increased as revenues on the KC-390 program and growth on the Apache helicopter offset reduced sales related to the Blackhawk program.

The Aerostructures segment generated gross profit of $11.5 million, or 25.2 percent of net sales, in the fourth quarter of 2012 versus $11.2 million, or 25.6 percent of net sales, in the fourth quarter of 2011.  Increased net sales and a positive cumulative catch-up adjustment of $0.6 million on the Boeing 767 wing modification program resulted in an increase in the amount of gross profit in the fourth quarter of 2012.  This was offset by a loss incurred on an assembly program for the Gulfstream G650.  This loss was caused partially by inaccurate engineering and tooling provided by a Tier 1 supplier to the program.  The company plans to file a claim for this loss in the first quarter of 2013 and expects recovery to occur in the first six months of 2013.

Selling, general and administrative expenses (“SG&A”) were $11.1 million in the fourth quarter of 2012 versus $6.8 million in the fourth quarter of 2011.  Included in these expenses for the fourth quarter of 2012 is $4.8 million in acquisition expenses related to the Valent acquisition.

Engineering Services Segment

Net Sales	Q4 2012	% of Total	Q4 2011	% of Total
	($ in millions)
Large commercial aircraft	$8.0	29.9%	$7.2	34.0%
Corporate and regional aircraft	6.6	24.6%	5.9	27.8%
Military	9.8	36.6%	6.2	29.2%
Other	2.4	8.9%	1.9	9.0%
Total	$26.8	100.0%	$21.2	100.0%

The Engineering Services segment net sales in the fourth quarter of 2012 include $4.0 million generated by TASS, Inc. (“TASS”), acquired in the third quarter of 2012, all of which is included in large commercial aircraft sales.  Excluding the TASS acquisition, sales of services for large commercial aircraft declined on both the Boeing 747-8 and Boeing 787 projects.  Revenue in support of the KC-46 tanker and the Embraer KC-390 drove growth in the military market in the fourth quarter of 2012 over the prior year quarter.  Continued support for Bombardier’s Learjet 85 helped generate growth in the corporate and regional market and more than offset a $0.6 million unfavorable cumulative catch-up adjustment on the Mitsubishi Regional Jet contract.  Other net sales were down as the current scope of work on a contract for Boeing 787 shipping fixtures nears completion.

Gross profit for the segment was $4.6 million, or 17.1 percent of net sales, for the fourth quarter of 2012 up from $3.2 million, or 15.1 percent of net sales for the prior year quarter.  The acquisition of TASS added $1.1 million of gross profit or 27.8 percent of net sales.  Excluding TASS, gross profit was $3.5 million or 15.2 percent of net sales, reflecting the effects of the Mitsubishi program charge.  The prior year margins reflect an unfavorable adjustment on the Boeing 787 shipping fixture contract.

SG&A for the segment increased from $2.1 million in the fourth quarter 2011 to $3.1 million in the fourth quarter of 2012.  This increase is primarily attributable to TASS.

Non-Segment

The effective income tax rate for the fourth quarter of 2012 was 10.7 percent and in 2011 was 27.3 percent.  The low tax rate in the fourth quarter of 2012 was due to lower pre-tax earnings in the quarter coupled with state tax credits related to prior years that were awarded in the quarter.  The fourth quarter of 2011 was impacted by revised estimates of certain tax deductions and credits.  Interest expense increased $0.9 million and included a non-recurring charge for deferred financing costs from the early termination of our former credit arrangement, which was replaced with a new, larger credit arrangement to support the acquisition of Valent.

The company used cash flow from operations of $1.2 million in the fourth quarter of 2012 and funded capital expenditures of $7.0 million, resulting in negative free cash flow of $8.3 million.  The cash flow used in operations was primarily driven by the large amount of acquisition expenses in the fourth quarter of 2012.  The company had negative free cash flow of $10.0 million in 2012, which was higher than previous guidance primarily related to the acquisition expenses in the fourth quarter of 2012.

Backlog as of December 31, 2012, was $371.4 million, including $87.3 million in backlog at Valent, compared to $220.8 million at the end of the prior year quarter.

Valent Acquisition

During the fourth quarter of 2012, the company completed its preliminary assessment of the fair value of the opening balance sheet for Valent as follows:

Cash	$44
Accounts receivable	16,507
Inventory	27,978
Prepaid expenses and other current assets	640
Fixed assets	55,593
Intangible assets	46,546
Other long-term assets	1,575
Goodwill	123,584
Current liabilities assumed	(19,820)
Long-term liabilities assumed	(23,118)
Cost of acquisition	$229,529

The values ascribed to inventories under purchase accounting included a step-up in carrying value of $2.5 million that will create a one-time increase in cost of goods sold as these goods are completed and shipped to customers.  Additionally, based upon this preliminary assessment, the company expects Valent’s amortization of intangibles and depreciation expense to be approximately $2.5 million and $6.5 million, respectively, in 2013.

Outlook for 2013

The company also announced that it has updated guidance for 2013, including the impact of Valent’s operations in the Aerostructures segment as follows.

Consolidated Operations

•	Net sales between $469 million and $493 million

•	Gross profit between 23 percent and 24 percent

•	SG&A between $56 million and $59 million

•	Interest and other expenses of $16 million

•	Effective income tax rate of 33.5 percent, including the benefit of research and development tax credits for 2012 and 2013

•	Capital expenditures between $24 million and $27 million

•	Depreciation, amortization and stock compensation expense between $20 million and $21 million

The expectations for each segment are as follows:

Aerostructures

•	Net sales between $362 million and $382 million, including between $139 million and $145 million for Valent

•	Gross profit between 24 percent and 25 percent, including a one-time $2.5 million charge representing the Valent inventory step-up

•	SG&A between $44 million and $46 million

Engineering Services

•	Net sales between $107 million and $111 million

•	Gross profit between 19 percent and 20 percent

•	SG&A between $12.5 million and $13.5 million

In connection with the acquisition of Valent, the company entered into a new long-term debt arrangement that resulted in higher debt levels than the company has historically maintained.  Since debt levels and future debt service are more material to the company after the acquisition, the company will begin providing guidance on adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure of cash generation that is included in the covenant calculation with its lenders.  The company provided the following estimates for Adjusted EBITDA guidance for 2013, exclusive of any expected synergies:

Consolidated ($ in millions)
Operating Income	52.4 - 57.4

Depreciation, Amortization and Stock Based Compensation	20.0 - 21.0
Step-up in Inventory to Cost of Goods Sold	2.5 - 2.5

Total Adjusted EBITDA	74.9 - 80.9

LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets.  Through its Aerostructures segment, the company primarily fabricates machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries.  It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

This news release includes forward-looking statements related to LMI's outlook for 2013 and beyond, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI. Actual results could differ materially from the forward-looking statements as a result of, among other things, difficulties integrating Valent, managing the increased leverage incurred by LMI in connection with its acquisition of Valent and complying with new debt covenants with respect to such indebtedness, as well as the factors detailed from time to time in LMI's filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011, and any risk factors set forth in our other filings with the Securities and Exchange Commission.

###

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$4,347	$7,868
Trade accounts receivable, net	69,159	42,720
Inventories	90,039	51,081
Prepaid expenses and other current assets	5,655	2,595
Deferred income taxes	3,839	4,085
Total current assets	173,039	108,349

Property, plant and equipment, net	96,218	27,340
Goodwill	179,314	49,102
Intangible assets, net	64,334	17,642
Other assets	15,059	2,173
Total assets	$527,964	$204,606

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$30,471	$13,224
Accrued expenses	23,703	11,108
Current installments of long-term debt and capital lease obligations	5,632	29
Total current liabilities	59,806	24,361

Long-term debt and capital lease obligations, less current installments	255,067	-
Other long-term liabilities	3,405	3,541
Deferred income taxes	8,732	8,919
Total long-term liabilities	267,204	12,460

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares: issued 12,860,023 and 12,123,992 shares at December 31, 2012 and December 31, 2011, respectively	257	242
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	-	-
Additional paid-in capital	90,839	74,823
Accumulated other comprehensive loss	(49)	-
Treasury stock, at cost, 101,622 shares at December 31, 2012 and 249,082 shares at December 31, 2011	(482)	(1,182)
Retained earnings	110,389	93,902
Total shareholders’ equity	200,954	167,785
Total liabilities and shareholders’ equity	$527,964	$204,606

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ending December 31,
	2012	2011	2012	2011

Sales and service revenue
Product sales	$43,763	$42,333	$168,943	$161,435
Service revenues	28,154	22,693	109,686	92,605
Net sales	71,917	65,026	278,629	254,040
Cost of sales and service revenue
Cost of product sales	31,916	31,546	121,247	117,368
Cost of service revenue	23,762	18,965	89,074	77,022
Cost of sales	55,678	50,511	210,321	194,390
Gross profit	16,239	14,515	68,308	59,650

Selling, general and administrative expenses	9,422	8,871	36,891	34,726
Acquisitions expense	4,820	-	5,362	-
Income from operations	1,997	5,644	26,055	24,924

Other income (expense):
Interest expense	(1,007)	(142)	(1,771)	(669)
Other, net	75	104	356	(730)
Total other expense	(932)	(38)	(1,415)	(1,399)

Income before income taxes	1,065	5,606	24,640	23,525
Provision for income taxes	114	1,530	8,153	7,136

Net income	951	4,076	16,487	16,389
Other comprehensive income (expense)
Change in foreign currency translation adjustment	(33)	-	(49)	-
Total comprehensive income	$918	$4,076	$16,438	$16,389

Amounts per common share:
Net income per common share	$0.08	$0.35	$1.41	$1.42

Net income per common share assuming dilution	$0.08	$0.35	$1.39	$1.40

Weighted average common shares outstanding	11,779,498	11,596,501	11,701,607	11,559,895

Weighted average dilutive common shares outstanding	11,890,807	11,766,134	11,839,182	11,741,513

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Year Ended
	December 31,
	2012	2011
Operating activities:
Net income	$16,487	$16,389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,994	7,241
Intangible asset impairment	-	1,163
Contingent consideration write-off	-	(1,235)
Restricted stock compensation	1,494	1,254
Deferred taxes	(1,062)	341
Other noncash items	(365)	(227)
Changes in operating assets and liabilities, net of acquired business:
Trade accounts receivable	(8,093)	(8,871)
Inventories	(10,980)	(5,933)
Prepaid expenses and other assets	1,386	(1,080)
Current income taxes	(1,168)	1,731
Accounts payable	3,062	4,354
Accrued expenses	44	1,048
Net cash provided by operating activities	8,799	16,175
Investing activities:
Additions to property, plant and equipment	(18,783)	(10,267)
Acquisitions, net of cash acquired	(216,398)	-
Other, net	181	270
Net cash used by investing activities	(235,000)	(9,997)
Financing activities:
Proceeds from issuance of debt	229,124	-
Principal payments on long-term debt and notes payable	(118)	(180)
Advances on revolving line of credit	40,278	-
Payments on revolving line of credit	(34,042)	-
Prepaid financing costs	(12,736)	-
Other, net	174	(77)
Net cash provided by (used) by financing activities	222,680	(257)
Net (decrease) increase in cash and cash equivalents	(3,521)	5,921
Cash and cash equivalents, beginning of year	7,868	1,947
Cash and cash equivalents, end of year	$4,347	$7,868

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$951	$4,076	$16,487	$16,389

Income tax expense	114	1,530	8,153	7,136
Depreciation and amortization	2,227	1,890	7,994	7,241
Intangible asset impairment	-	-	-	1,163
Contingent consideration write-off	-	-	-	(1,235)
Stock based compensation	289	342	1,494	1,254
Interest expense	1,007	142	1,771	669
Acquisition expense	4,820	-	5,362	-
Other, net	(75)	(104)	(356)	730

Adjusted EBITDA	$9,333	$7,876	$40,905 (3)	$33,347

Free Cash Flow (2):

Net cash provided by operating activities	$(1,238)	$1,986	$8,799	$16,175
Less:
Capital expenditures	(7,023)	(2,544)	(18,783)	(10,267)

Free cash flow	$(8,261)	$(558)	$(9,984)	$5,908

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.

3. The Adjusted EBITDA does not include Pro Forma TASS EBITDA of $1.1 million related to the period prior to ownership.